Exhibit 10.10

SUPPLEMENTAL RETIREMENT PLAN

FOR SENIOR EXECUTIVES

PCSB BANK

Yorktown Heights, New York

Effective January 1, 2017

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SUPPLEMENTAL RETIREMENT PLAN FOR SENIOR EXECUTIVES

This Supplemental Retirement Plan for Senior Executives (the “Plan”) is effective January 1, 2017.  This Plan formalizes the agreements by and between PCSB BANK (the “Bank”), a New York chartered savings bank, and certain key employees, hereinafter referred to as “Executive(s)”, who have been selected and approved by the Bank to participate in this Plan and who have evidenced their participation by execution of a Supplemental Retirement Plan Participation Agreement (“Participation Agreement”) in a form provided by the Bank. This Plan is intended to comply with Internal Revenue Code (“Code”) Section 409A and any regulatory or other guidance issued under such Section.  Any reference herein to the “Company” shall mean any stock holding company established as the parent corporation to the Bank.

W I T N E S S E T H :

WHEREAS, Executives are employed by the Bank; and

WHEREAS, the Bank recognizes the valuable services heretofore performed for it by such Executives and wishes to encourage their continued employment and to provide them with additional incentive to achieve corporate objectives; and

WHEREAS, the Bank intends this Plan to be considered an unfunded arrangement, maintained primarily to provide supplemental retirement income for its Executives, members of a select group of management or highly compensated employees of the Bank, for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended; and

WHEREAS, the Bank has adopted this Supplemental Retirement Plan for Senior Executives which controls all issues relating to Supplemental Benefits as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank and Executives agree as follows:

SECTION I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1	“Act” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.2	“Administrator” means the Bank and/or its Board or a Committee designated by the Board.

1.3	“Bank” means PCSB BANK and any successor thereto.

1.4

“Beneficiary” means the person or persons (and their heirs) designated as Beneficiary by Executive to whom the deceased Executive’s benefits are payable. Such beneficiary designation shall be made on the form attached hereto as Exhibit A and filed with the Plan Administrator.  If no Beneficiary is so designated, then Executive’s Spouse, if living, will be deemed the Beneficiary. If Executive’s Spouse is not living, then the Children of Executive will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living Children, then the Estate of Executive will be deemed the Beneficiary.

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1.5	“Benefit Age” shall be generally, age 65, or if other than age 65, the age set forth in Executive’s Participation Agreement.

1.6	“Board” shall mean the Board of Trustees/Directors of the Bank, unless specifically noted otherwise.

1.7

“Cause” shall have the meaning set forth in any employment agreement between the executive and the Bank in existence at the time of  Executive’s termination for Cause.  If Executive and the Bank are not  parties to an employment agreement, then Cause means (a) the conviction of the Executive of any felony; (b) a material act or acts of dishonesty in connection with the performance of Executive’s duties, including without limitation, material misappropriation of funds or property; (c) a material violation of the Bank’s policies; an act or acts of gross misconduct by the Executive; or (d) continued willful and deliberate non-performance by the Executive of duties (other than by reason of illness or Disability) which has continued for more than 30 days following written notice of non-performance from the Board which specifically describes the alleged non-performance.  In addition, the Bank shall have Cause to terminate the Executive upon the Executive’s removal, and/or permanent prohibition from participating in the conduct of the Bank’s business by an order issued by any state or federal bank regulator.  The Executive may be terminated for Cause if there has been delivered to the Executive a copy of the resolution duly adopted by the affirmative vote of not less than a majority of the Board at a meeting called for that purpose, informing the Executive of the Board’s decision and stating the particulars thereof in detail.  The Executive shall be given reasonable advance notice of such meeting and the Executive (together with counsel) shall.

1.8

A “Change in Control” of the Bank or the Company shall mean (1) a change in ownership of the Bank or the Company under paragraph (i) below, or (2) a change in effective control of the Bank or the Company under paragraph (ii) below, or (3) a change in the ownership of a substantial portion of the assets of the Bank or the Company under paragraph (iii) below:

(i)

Change in the ownership of the Bank or the Company.  A change in the ownership of the Bank or the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.

(ii)

Change in the effective control of the Bank or the Company.  A change in the effective control of the Bank or the Company shall occur on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)(D)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or the Company possessing 30% or more of the total voting power of the stock of the Bank or the Company; or (B) a majority of members of the Bank or the Company’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the corporation’s Board of Directors prior to the date of the appointment or election, provided that this sub-section (B) is inapplicable where a majority shareholder of the Bank or the Company is another corporation.

(iii)	Change in the ownership of a substantial portion of the Bank’s or the Company’s assets. A change in the ownership of a substantial portion of the Bank’s or the

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Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or the Company that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Bank or the Company immediately prior to such acquisition.  For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(iv)

For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.  Notwithstanding anything in this Plan to the contrary, in no event shall the conversion of the Bank from mutual to stock form (including without limitation, through the formation of the Company) or the initial public offering of the shares of the Company constitute a “Change in Control.”

1.9	“Children” means Executive’s children, both natural and adopted, then living at the time payments are due the Children under this Plan.

1.10	“Code” means the Internal Revenue Code of 1986, as amended.

1.11	“Death Benefit” shall mean a payment in the Normal Benefit Form equal to the Present Value of the Supplemental Benefit payable at Benefit Age.

1.12

“Disability” or “Disabled” means that the Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank, or (iii) determined to be totally disabled by the Social Security Administration.

1.13

“Disability Benefit” means a payment in the Normal Benefit Form equal to the Present Value of the Supplemental Benefit payable at Benefit Age.  Notwithstanding the foregoing, the Disability amount will be paid at the time specified in Section 3.6 hereof, unless Executive has made an election to have the Disability Benefit paid at his or her Benefit Age.

1.14	“Effective Date” of this Plan shall be January 1, 2017.

1.15	“Estate” means the estate of Executive.

1.16	“Executive” means an employee who has been selected and approved by the Board to participate in the Plan and who has agreed to participation by completing a Participation Agreement.

1.17

“Good Reason,” shall have the definition set forth in any employment agreement between the Bank and the Executive existing at the time of Executive’s Good Reason termination.  If the Executive and the Bank are not parties to an employment agreement, then “Good Reason” shall mean (a) a

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material adverse change by the Bank, not consented to by the Executive, in the nature or scope of the Executive’s responsibilities, title, authorities, powers, functions or duties from the responsibilities, title, authorities, powers, functions or duties normally exercised by an executive who holds such title; (b) an involuntary reduction in the Executive’s base salary; (c) the involuntary relocation of the office at which the Executive is principally employed to a location more than thirty-five (35) miles’ driving distance from such office as of the effective date of a Good Reason termination (unless the relocated office is closer to the Executive’s then principal residence); or (d) material breach by the Bank of any provision of this Plan, which breach continues for more than ten (10) days following written notice given by the Executive to the Bank, such written notice to set forth in reasonable detail the nature of such breach.  Notwithstanding anything herein to the contrary, an Executive shall not have a Good Reason termination unless and until the Executive has completed the Good Reason Process.

1.18

“Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Bank in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Bank’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within sixty (60) days after the end of the Cure Period.  If the Bank cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.  Notwithstanding the foregoing, the Bank may elect to waive the Cure Period, in which case, the Executive’s termination may occur within such 30-day period.

1.19	“Installment Benefit” shall mean the Supplemental Benefit, payable in 15 equal annual installments.

1.20

“Lump Sum” shall mean payment in a single sum equal to the Present Value of the Supplemental Benefit, or in the case of payments under Section 3.4(d), shall mean a payment in a single sum equal to the Present Value of the remaining payments.

1.21

“Normal Benefit Date” shall be 30 days following Executive’s Separation from Service (other than due to death or Disability).  In the event of Executive’s death, the Normal Benefit Date shall mean the first day of the second month following the month in which Executive’s death occurs.  In the event of the Executive’s Disability, the Normal Benefit Date shall be the Benefit Age set forth in Executive’s Participation Agreement, unless the Executive has elected to have the Disability Benefit commence on the first day of the second month following the determination of Disability.   Notwithstanding the above, in the event that the Company or its successor is a publicly traded company, then the Normal Benefit Date for any Executive who is a Specified Employee shall be 180 days following the Executive’s Separation from Service (other than due to death or Disability).

1.22	“Normal Benefit Form” means a Lump Sum payment equal to the Present Value of the Supplemental Benefit.

1.23

“Participation Agreement” means the agreement between Executive and the Bank which sets forth the particulars of Executive’s Supplemental Benefit and/or other benefits to which Executive or Executive’s Beneficiary becomes entitled under the Plan.

1.24	“Plan Year” shall mean the calendar year.

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1.25	“Present Value” shall mean the actuarial present value of a payment stream. Unless otherwise set forth herein, the Present Value shall be determined using a four percent (4%) discount rate.

1.26

“Separation from Service” means Executive’s death, retirement or other termination of employment with the Bank within the meaning of Code Section 409A.  No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as Executive’s right to reemployment is provided by law or contract.  If the leave exceeds six months and Executive’s right to reemployment is not provided by law or by contract, then Executive shall have a Separation from Service on the first date immediately following such six-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the employer and employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which Executive performed services for the Bank).  The determination of whether an Executive has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

1.27

“Specified Employee” means, in the event the Bank or any corporate parent is or becomes publicly traded, a “Key Employee” as such term is defined in Code Section 416(i) without regard to paragraph 5 thereof.  Notwithstanding anything to the contrary herein, in the event an Executive is a Specified Employee and becomes entitled to a payment hereunder due to Separation from Service for any reason (other than death or Disability), the payments to such Executive shall not commence until the first day of the seventh month following such Separation from Service.  Whether and the extent to which a person is a Specified Employee shall be determined on the “Specified Employee Determination Date” which shall be December 31 of each calendar year and shall be applicable commencing on the following April 1, in accordance with the rules set forth in the Treasury Regulations under Code Section 409A.

1.28

“Spouse” means the individual to whom Executive is legally married at the time of Executive’s death, provided, however, that the term “Spouse” shall not refer to an individual to whom Executive is legally married at the time of death if Executive and such individual have entered into a formal separation agreement (provided that such separation agreement does not provide otherwise or state that such individual is entitled to a portion of the benefit hereunder) or initiated divorce proceedings.

1.29	“Supplemental Benefit” means the benefit payable to an Executive, calculated as a fixed annual payment for fifteen (15) years certain commencing at the Executive’s Benefit Age.

1.30	“Treasury Regulations” means the final regulations promulgated under Section 409A of the Code.

1.31	“Vesting Percentage” shall be the rate at which an Executive becomes vested in his or her Supplemental Benefit. The Vesting Percentage shall be specified in an Executive’s Participation Agreement.

1.32

“Year of Service” shall mean, with respect to each Executive, the consecutive twelve month period of employment from the Executive’s date of hire, and each consecutive twelve month period of employment thereafter.

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SECTION II

ESTABLISHMENT OF RABBI TRUST

The Bank may establish a rabbi trust into which the Bank may contribute assets which shall be held therein, subject to the claims of the Bank’s creditors in the event of the Bank’s “Insolvency” as defined in the agreement which establishes such rabbi trust, until the contributed assets are paid to Executives and their Beneficiaries in such manner and at such times as specified in this Plan. Contributions to a rabbi trust would provide the Bank with a source of funds to assist it in meeting the liabilities of this Plan.  To the extent the language in this Plan is modified by the language in the rabbi trust agreement, the rabbi trust agreement shall supersede this Plan. Contributions to the rabbi trust may be made during each Plan Year in accordance with the rabbi trust agreement. It is expected that the amount of such contribution(s), if any, would be equal to the full present value of all benefit accruals under this Plan, if any, less: (i) previous contributions made on behalf of Executive to the rabbi trust, and (ii) earnings to date on all such previous contributions. In the event of a Change in Control, the Bank shall transfer to the rabbi trust within thirty (30) days prior to such Change in Control, the present value (applying the Interest Factor applicable to a Change in Control) of an amount sufficient to fully fund the Supplemental Benefit for each Executive covered by this Plan.

SECTION III

BENEFITS

3.1

Separation from Service On or After Benefit Age.  If Executive has a Separation from Service on or after Benefit Age, Executive shall be entitled to the Supplemental Benefit specified in the Participation Agreement. The Supplemental Benefit shall commence on Executive’s Normal Benefit Date and shall be payable in the Normal Benefit Form, unless Executive has made a timely election to receive the Installment Benefit, in which case, the Executive’s election shall control.

3.2	Voluntary or Involuntary Separation from Service Prior to Benefit Age.

If Executive has a voluntary or involuntary Separation from Service, including a resignation for Good Reason, prior to the attainment of the Executive’s Benefit Age, Executive shall be entitled to the Supplemental Benefit multiplied by the applicable vesting percentage.  The benefit determined hereunder shall commence on Executive’s Normal Benefit Date and shall be payable in the Normal Benefit Form, unless Executive has made a timely election to receive the Installment Benefit, in which case, the Executive’s election shall control.

3.3	Death Benefit.

(a)

If an Executive dies prior to attaining Benefit Age while employed at the Bank, Executive’s Beneficiary shall be entitled to the Death Benefit. The Death Benefit shall commence on the Normal Benefit Date.

(b)

If an Executive dies following Separation from Service and after becoming vested in a portion of the Supplemental Benefit but prior to the commencement of benefit payments, the Executive’s Beneficiary shall be entitled to the amount otherwise payable to Executive under the applicable Sub-section of this Section III, commencing on the Normal Benefit Date.

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3.4.	Benefit Payable Following a Change in Control.

(a)

If a Change in Control occurs and Executive is involuntarily terminated or terminates for Good Reason in connection with or following the Change in Control, Executive shall be entitled to a Supplemental Benefit calculated as if Executive had attained Executive’s Benefit Age at the time of Separation from Service.   The payment shall commence on the Normal Benefit Date.

(b)	If Executive’s employment terminates within two years following the Change in Control, Executive’s Supplemental Benefit will be paid in the Normal Benefit Form on the Normal Benefit Date.

(c)

If Executive’s employment terminates more than two years following the Change in Control (other than due to death or Disability), the Supplemental Benefit shall be paid in the manner set forth in the Participation Agreement for “Separation from Service Prior to Benefit Age” or “Separation from Service On or After Benefit Age,” as applicable.  If following a Change in Control, Executive has a Separation from Service due to death or Disability, Executive shall receive the benefit set forth in Section 3.4(a), payable as required under Section 3.3 or Section 3.6, as applicable.

(d)

If a Change in Control occurs after the Executive commences receiving Installment Benefit payments under this Plan, and the Executive has made an election in the Participation Agreement to receive a Lump Sum payment of the remaining amounts due in the event of a Change in Control, the Present Value of the remaining payments shall be determined and shall be payable to the Executive in a Lump Sum no later than thirty (30) days after the occurrence of the Change in Control.

3.5	Termination for Cause. If Executive is terminated for Cause, all benefits under this Plan shall be forfeited by Executive and Executive’s participation in this Plan shall become null and void.

3.6

Disability Benefit.  If Executive becomes Disabled prior to Separation from Service and prior to his or her Benefit Age, Executive shall be entitled to receive the Disability Benefit hereunder.  Executive shall be deemed to be “Disabled” or to have a “Disability” in any case in which it is determined:

(a)

by a duly licensed physician selected by the Bank, that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months;

(b)

by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months, that the Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Executive’s employer; or

(c)	by the Social Security Administration, that Executive is totally disabled.

The Disability Benefit shall be calculated at time of the Disability determination and shall be payable in the Normal Benefit Form within 30 days of the Disability determination, unless the Executive has made a timely election to receive the Disability Benefit at the Benefit Age set forth in the Participation Agreement, in which case, the Executive’s election shall control.

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3.7

Change in Form or Timing of Benefit.  In the event the Executive desires to change the form or time of payment of the Supplemental Benefit, and such alternate form or time is permitted by the applicable subsection of this Section III and Code Section 409A, such change in election may be made provided the following conditions are satisfied:

(a)	any change in the form or timing must be elected at least 12 months before the benefit would otherwise be paid or commence, and

(b)	any change in form or timing of the Supplemental Benefit must result in a minimum five (5) year delay in the commencement of the effected payment.

SECTION IV

BENEFICIARY DESIGNATION

Executive shall make an initial designation of primary and secondary Beneficiaries upon execution of his Participation Agreement and shall have the right to change such designation, at any subsequent time, by submitting to the Administrator, in substantially the form attached as Exhibit A, a written designation of primary and secondary Beneficiaries. Any Beneficiary designation made subsequent to execution of the Participation Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

SECTION V

EXECUTIVE’S RIGHT TO ASSETS:

ALIENABILITY AND ASSIGNMENT PROHIBITION

At no time shall Executive be deemed to have any lien, right, title or interest in or to any specific investment or asset of the Bank. The rights of Executive, any Beneficiary, or any other person claiming through Executive under this Plan, shall be solely those of an unsecured general creditor of the Bank. Executive, the Beneficiary, or any other person claiming through Executive, shall only have the right to receive from the Bank those payments so specified under this Plan. Neither Executive nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

SECTION VI

ACT PROVISIONS

6.1

Named Fiduciary and Administrator.  The Bank shall be the Named Fiduciary and Administrator of this Plan. As Administrator, the Bank shall be responsible for the management, control and administration of the Plan as established herein. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

6.2

Claims Procedure and Arbitration.  In the event that benefits under this Plan are not paid to  Executive (or to his Beneficiary in the case of Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The Administrator shall review the written claim and, if the claim is denied, in whole or in part, they shall provide in writing, within thirty (30)

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days of receipt of such claim, their specific reasons for such denial, reference to the provisions of this Plan or the Participation Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by the Administrator shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Administrator in writing within thirty (30) days of the first claim denial. Claimants may review this Plan, the Participation Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within thirty (30) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan or the Participation Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Plan and the Participation Agreement or the meaning and effect of the terms and conditions thereof, it shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

SECTION VII

MISCELLANEOUS

7.1

No Effect on Employment Rights.  Nothing contained herein will confer upon Executive the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with Executive without regard to the existence of the Plan.

7.2

Governing Law.  The Plan is established under, and will be construed according to, the laws of the State of New York, to the extent such laws are not preempted by the Act or the Code and valid regulations published thereunder.

7.3

Severability and Interpretation of Provisions.  In the event that any of the provisions of this Plan or portion hereof are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any provision is found to violate Code Section 409A and would subject Executive to additional taxes and interest on the amounts deferred hereunder, or in the event that any legislation adopted by any governmental body having jurisdiction over the Bank would be retroactively applied to invalidate this Plan or any provision hereof or cause the benefits hereunder to be taxable, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.  In the event that the intent of any provision shall need to be construed in a manner to avoid taxability, such construction shall be made by the Administrator in a manner that would manifest to the maximum extent possible the original meaning of such provisions.

7.4

Incapacity of Recipient.  In the event Executive is declared incompetent and a conservator or other person legally charged with the care of his person or Estate is appointed, any benefits under the Plan to which such Executive is entitled shall be paid to such conservator or other person legally charged with the care of his person or Estate.

7.5

Unclaimed Benefit.  Executive shall keep the Bank informed of his or her current address and the current address of his Beneficiaries. If the location of Executive is not made known to the Bank, the Bank shall delay payment of Executive’s benefit payment(s) until the location of Executive is

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made known to the Bank; however, the Bank shall only be obligated to hold such benefit payment(s) for Executive until the expiration of three (3) years. Upon expiration of the three (3) year period, the Bank may discharge its obligation by payment to Executive’s Beneficiary. If the location of Executive’s Beneficiary is not known to the Bank, Executive and his Beneficiary(ies) shall thereupon forfeit any rights to the balance, if any, of any benefits provided for such Executive and/or Beneficiary under this Plan.

7.6

Limitations on Liability.   Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Bank, or as a member of the Board of the Bank shall be personally liable to Executive or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

7.7	Gender. Whenever in this Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

7.8

Effect on Other Corporate Benefit Plans.  Nothing contained in this Plan shall affect the right of Executive to participate in or be covered by any qualified or nonqualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Bank’s existing or future compensation structure.

7.9	Inurement. This Plan shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and Executive, his successors, heirs, executors, administrators, and Beneficiaries.

7.10

Acceleration of Payments.  Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder.  Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department.  Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal Government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of Executive to the Bank; (vii) in satisfaction of certain bona fide disputes between Executive and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

7.11	Headings. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

7.12

12 U.S.C. § 1828(k).  Any payments made to Executive pursuant to this Plan or otherwise are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359 Golden Parachute and Indemnification Payments or any other rules and regulations promulgated thereunder.

7.13

Payment of Employment and Code Section 409A Taxes.  Any distribution under this Plan shall be reduced by the amount of any taxes required to be withheld from such distribution.  This Plan shall permit the acceleration of the time or schedule of a payment to pay employment-related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder.  In the latter case, such payments shall not

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exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

7.14

Non-Competition.  The benefits provided to Executives under this Plan are specifically conditioned on each Executive’s covenant that, for a period of one (1) year following the Executive’s Separation from Service with the Bank (other than following a Change in Control), the Executive will not, without the written consent of the Bank, either directly or indirectly:

(a)

compete with the Bank for a period of twelve (12) months following such termination in any city, town or county in which the Executive’s normal business office is located and the Bank or the Company has an office or have filed an application for regulatory approval to establish an office, determined as of the Termination Date, except as agreed to pursuant to a resolution duly adopted by the Board.  the Executive agrees that during such period and within said cities, towns and counties, the Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank or its affiliates.

(b)

(i) hire or attempt to hire any employee of the Bank, assist in such hiring by any other person, or encourage any such employee to terminate his or her relationship with the Bank, or (ii) solicit business from any customer of the Bank or their subsidiaries, divert or attempt to divert any business from the Bank or their subsidiaries, or induce, attempt to induce, or assist others in inducing or attempting to induce any agent, customer or supplier of the Bank or any other person or entity associated or doing business with the Bank (or proposing to become associated or to do business with the Bank) to terminate such person’s or entity’s relationship with the Bank (or to refrain from becoming associated with or doing business with the Bank) or in any other manner to interfere with the relationship between the Bank and any such person or entity.

In the event that the Executive competes in violation of this provision, all amounts payable to Executive hereunder shall cease and any amounts previously paid shall be reimbursed to the Bank within thirty (30) days of the Bank’s notification to Executive that this provision has been violated.

SECTION VIII

AMENDMENT/TERMINATION

8.1

Amendment or Modification.  This Plan may be amended or modified at any time, provided, however, that no such amendment may serve to reduce the vested portion of the  Supplemental Benefit of any Executive, and provided further, that no amendment or modification shall be valid if it violates Code Section 409A, as in effect at the time of such amendment or modification.

8.2

Termination of Plan.  Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay out to Executive his benefit as if Executive had terminated employment as of the effective date of the complete termination.  Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(a)

The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan (e.g., the vested portion of the Supplemental Benefit) are included in Executive’s gross income in the latest of (i)

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the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)

The Board may terminate the Plan by Board action taken within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that Executive and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.  Following the termination of the Plan, the amount payable to Executive shall be the amount to which Executive is entitled upon a Change in Control, as set forth in Executive’s Participation Agreement.

SECTION IX

EXECUTION

9.1

This Plan sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Plan.

9.2	This Plan shall be executed in duplicate, each copy of which, when so executed and delivered, shall be an original, but both copies shall together constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Bank has caused this Plan to be executed on this 30th day of June, 2017.

ATTEST:	PCSB BANK

/s/ Clifford Weber	By:	/s/ Joseph D. Roberto
Secretary

	Title:	President & CEO

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SUPPLEMENTAL RETIREMENT PLAN PARTICIPATION AGREEMENT

I, Scott D. Nogles, and PCSB BANK hereby agree, for good and valuable consideration, the value of which is hereby acknowledged, that I shall participate in the Supplemental Retirement Plan for Senior Executives (“Plan”) established as of January 1, 2017, by PCSB BANK, as such Plan may now exist or hereafter be modified, and do further agree to the terms and conditions thereof.

I understand that I must execute this Supplemental Retirement Plan Participation Agreement (“Participation Agreement”) as well as notify the Administrator of such execution in order to participate in the Plan.  The provisions of the Plan are incorporated herein by reference.  In the event of an inconsistency between the terms of this Participation Agreement and the Plan, the terms of the Plan shall control.

The following provisions relate to a determination of my Supplemental Benefit under the Plan.

Benefit Age.  My Benefit Age is 65.

Supplemental Benefit.  A fixed annual payment of $75,000.

Vesting Percentage:   I understand that I will vest in my Benefit Amount in equal percentages over a seven (7) year period (i.e., at the rate of 14.2857% per year).

Separation from Service on or After Benefit Age.  I understand that if I retire on or after attainment of my Benefit Age, I shall be entitled to the Supplemental Benefit, calculated in accordance with Section 3.1 and all relevant provisions of the Plan.  Unless I elect otherwise below, my Supplemental Benefit will be paid in a Lump Sum.  Alternatively, I may elect to receive my Supplemental Benefit in installment payments payable for 15 years certain by checking the box below:

☐Installment Benefit for 15 years certain

Separation from Service Prior to Benefit Age.  If I have vested in a portion of the Supplemental Benefit at the time of my voluntary or involuntary Separation from Service without Cause (as defined in the Plan) prior to attainment of my Benefit Age (other than due to death or Disability), I shall be entitled to the Supplemental Benefit , calculated in accordance with Section 3.2 and all relevant provisions of the Plan.  Unless I elect otherwise below, my Supplemental Benefit will be paid in a Lump Sum.  Alternatively, I may elect to receive my Supplemental Benefit in installment payments payable for 15 years certain by checking the box below:

☐Installment Benefit for 15 years certain

Termination for Cause.  I understand that if I have a termination for Cause, my entire benefit under this Plan shall be forfeited.

Death Benefit.  In the event of my death prior to my Separation from Service, my Beneficiary shall be entitled to a Death Benefit calculated in accordance with the terms of Sections 1.11 and 3.3 of the Plan and payable in a Lump Sum.  In the event of my death following my Separation from Service, my Beneficiary shall be entitled to the amount otherwise payable to me, payable as a Death Benefit in a Lump Sum payment.

Disability While Employed.  I understand that in the event of my Disability prior to my Benefit Age, I will be entitled to the Disability Benefit calculated as set forth in Section 3.6 of the Plan.  My Disability Benefit will be paid in a Lump Sum.

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My Disability Benefit shall be payable:

☐	Upon the determination of my Disability

☐	Upon the attainment of my Benefit Age

Following a Change in Control.

(a)Change in Control Occurs Before Separation from Service.  I understand that if there is a Change in Control, I will be entitled to my Supplemental Benefit calculated as set forth in Section 3.4 of the Plan.  If I Separate from Service within two years following a Change in Control, my Supplemental Benefit shall be paid in a Lump Sum.  If my Separation from Service occurs two or more years following a Change in Control, my Supplemental Benefit shall be paid in accordance with the provisions above for “Separation from Service Prior to Benefit Age” or “Separation from Service on or after Benefit Age” or “Disability While Employed” or “Death Benefit”.

(b)Change in Control Occurs After Separation from Service.  In the event a Change in Control occurs following my Separation from Service, and I have elected to receive my Supplemental Benefit in the form of installment payments, I can elect, by checking the box below, to have the Present Value of my remaining payments paid in the form of a Lump Sum payment.

☐I elect to have the Present Value of my remaining payments paid in a Lump Sum.

This Participation Agreement shall become effective upon execution (below) by both Executive and a duly authorized officer of the Bank.

Dated this 30th day of June, 2017.

PCSB BANK	EXECUTIVE

/s/ Joseph D. Roberto	/s/ Scott D. Nogles
(Bank’s duly authorized Officer)

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SUPPLEMENTAL RETIREMENT PLAN PARTICIPATION AGREEMENT

I, Michael P. Goldrick, and PCSB BANK hereby agree, for good and valuable consideration, the value of which is hereby acknowledged, that I shall participate in the Supplemental Retirement Plan for Senior Executives (“Plan”) established as of January 1, 2017, by PCSB BANK, as such Plan may now exist or hereafter be modified, and do further agree to the terms and conditions thereof.

I understand that I must execute this Supplemental Retirement Plan Participation Agreement (“Participation Agreement”) as well as notify the Administrator of such execution in order to participate in the Plan.  The provisions of the Plan are incorporated herein by reference.  In the event of an inconsistency between the terms of this Participation Agreement and the Plan, the terms of the Plan shall control.

The following provisions relate to a determination of my Supplemental Benefit under the Plan.

Benefit Age.  My Benefit Age is 65.

Supplemental Benefit.  A fixed annual payment of $50,000.

Vesting Percentage:  I understand that I will vest in my Benefit Amount in equal percentages over a seven (7) year period (i.e., at the rate of 14.2857% per year).

Separation from Service on or After Benefit Age.  I understand that if I retire on or after attainment of my Benefit Age, I shall be entitled to the Supplemental Benefit, calculated in accordance with Section 3.1 and all relevant provisions of the Plan.  Unless I elect otherwise below, my Supplemental Benefit will be paid in a Lump Sum.  Alternatively, I may elect to receive my Supplemental Benefit in installment payments payable for 15 years certain by checking the box below:

☐Installment Benefit for 15 years certain

Separation from Service Prior to Benefit Age.  If I have vested in a portion of the Supplemental Benefit at the time of my voluntary or involuntary Separation from Service without Cause (as defined in the Plan) prior to attainment of my Benefit Age (other than due to death or Disability), I shall be entitled to the Supplemental Benefit, calculated in accordance with Section 3.2 and all relevant provisions of the Plan.  Unless I elect otherwise below, my Supplemental Benefit will be paid in a Lump Sum.  Alternatively, I may elect to receive my Supplemental Benefit in installment payments payable for 15 years certain by checking the box below:

☐Installment Benefit for 15 years certain

Termination for Cause.  I understand that if I have a termination for Cause, my entire benefit under this Plan shall be forfeited.

Death Benefit.  In the event of my death prior to my Separation from Service, my Beneficiary shall be entitled to a Death Benefit calculated in accordance with the terms of Sections 1.11 and 3.3 of the Plan and payable in a Lump Sum.  In the event of my death following my Separation from Service, my Beneficiary shall be entitled to the amount otherwise payable to me, payable as a Death Benefit in a Lump Sum payment.

Disability While Employed.  I understand that in the event of my Disability prior to my Benefit Age, I will be entitled to the Disability Benefit calculated as set forth in Section 3.6 of the Plan.  My Disability Benefit will be paid in a Lump Sum.

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My Disability Benefit shall be payable:

☐	Upon the determination of my Disability

☐	Upon the attainment of my Benefit Age

Following a Change in Control.

(a)Change in Control Occurs Before Separation from Service.  I understand that if there is a Change in Control, I will be entitled to my Supplemental Benefit calculated as set forth in Section 3.4 of the Plan.  If I Separate from Service within two years following a Change in Control, my Supplemental Benefit shall be paid in a Lump Sum.  If my Separation from Service occurs two or more years following a Change in Control, my Supplemental Benefit shall be paid in accordance with the provisions above for “Separation from Service Prior to Benefit Age” or “Separation from Service on or after Benefit Age” or “Disability While Employed” or “Death Benefit”.

(b)Change in Control Occurs After Separation from Service.  In the event a Change in Control occurs following my Separation from Service, and I have elected to receive my Supplemental Benefit in the form of installment payments, I can elect, by checking the box below, to have the Present Value of my remaining payments paid in the form of a Lump Sum payment.

☐I elect to have the Present Value of my remaining payments paid in a Lump Sum.

This Participation Agreement shall become effective upon execution (below) by both Executive and a duly authorized officer of the Bank.

Dated this 30th day of June, 2017.

PCSB BANK	EXECUTIVE

/s/ Joseph D. Roberto	/s/ Michael P. Goldrick
(Bank’s duly authorized Officer)

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Exhibit A

SUPPLEMENTAL RETIREMENT PLAN FOR SENIOR EXECUTIVES

BENEFICIARY DESIGNATION

Executive, under the terms of the Supplemental Retirement Plan for Senior Executives executed by the Bank and effective January 1, 2017, hereby designates the following Beneficiary to receive any guaranteed payments or death benefits under such Plan, following his death:

PRIMARY BENEFICIARY:

In the event the Primary Beneficiary set forth above has predeceased me, I designate the person set forth below as my Secondary Beneficiary.

SECONDARY  BENEFICIARY:

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect. Such Beneficiary Designation is revocable.

DATE:	,	20	.

(WITNESS)				EXECUTIVE

(WITNESS)

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